Exhibit 99.1

Texas Industries, Inc. Announces Results of Partial Redemption of
5.5% Shared Preference Redeemable Securities

DALLAS, TEXAS – February 23, 2007 –Texas Industries, Inc. (NYSE: TXI) today announced the results of its call for partial redemption of TXI Capital Trust I’s 5.5% Shared Preference Redeemable Securities due 2028 (NYSE: TXI PrS).  On January 23, 2007 TXI called $60 million aggregate liquidation amount of the 5.5% trust securities for redemption on February 22, 2007.

Holders of approximately $59.9 million liquidation amount of the 5.5% trust securities converted their trust securities into 1,167,731 shares of TXI’s common stock before the redemption date.  A total of approximately $0.9 million liquidation amount of the 5.5% trust securities were redeemed on the redemption date.  After completion of the partial redemption, approximately $98.9 million of the 5.5% trust securities remained outstanding.

This press release is merely a notification of the results of the call for partial redemption and is not an offer to sell, or the solicitation to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

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